UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 29, 2005

Luminent Mortgage Capital, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	012-36309	06-1694835
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

909 Montgomery Street, Suite 500, San Francisco, California		94133
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	415 486-2110

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

On June 29, 2005, Luminent Mortgage Capital, Inc. ("Luminent") issued a press release to announce that the Board of Directors of Luminent, declared a cash dividend for the second quarter of 2005 of $0.27 per share. This dividend is payable August 8, 2005 to stockholders of record at the close of business on July 11, 2005.

Luminent’s book value at May 31, 2005 was $429.2 million, or $11.12 per share. Excluding unrealized marks-to-market on its portfolio and interest rate swaps, Luminent’s book value was $491.3 million, or $12.73 per share, at May 31, 2005.

A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 8.01 Other Events.

Luminent also announced that it is introducing a Direct Stock Purchase and Dividend Reinvestment Plan offering both current stockholders and new investors the option to purchase shares of Luminent and/or to automatically reinvest all or a portion of their quarterly dividends in Luminent shares. The Plan is sponsored and administered by Mellon Bank, N.A. More information about the Plan and enrollment forms are available by calling Mellon Investor Services at 1 866-865-6323. Each month, Luminent may establish a discount available to participants in the Plan. Initially, Luminent has established a discount of 3% for direct stock purchases and 2% for stock purchased with reinvested dividends.

Item 9.01 Financial Statements and Exhibits.

99.1 Press Release dated June 29, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Luminent Mortgage Capital, Inc.

June 30, 2005	By:	/s/ Christopher J. Zyda

Name: Christopher J. Zyda
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated June 29, 2005